Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS NOVEMBER
SAME STORE SALES INCREASE SIX PERCENT

     PEMBROKE PINES, FL., December 4, 2003. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the four weeks ended November 29, 2003 increased six percent following a five percent increase in same store sales during the corresponding four-week period last year. Total sales during the four-week period ended November 29, 2003 increased 12 percent to $91,368,000 compared with $81,573,000 for the comparable four-week period last year.

     Same store sales by brand for November were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s Europe: negative mid single digits

•	Icing by Claire’s: positive low double digits

     For the first ten months of Fiscal 2004, sales have increased 13 percent to $859,652,000 compared to sales of $760,629,000 for the comparable period last year. Same store sales increased seven percent for the first ten months of this fiscal year, versus an increase of three percent during the first ten months of Fiscal 2003.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “We are not pleased with our European same store sales. However, we have identified issues and continue to focus on resolving them. We are reaffirming our best practices that have strengthened our North American operations in the areas of merchandising, marketing and customer service. While the European retail environment remains difficult, we will manage inventories and expenses accordingly. In spite of these difficult same store comparisons, we are expecting improved gross margins and operating profits in Europe.

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Claire’s and Icing by Claire’s are continuing to deliver the strong results we have been reporting for the past several months. Store traffic throughout the month was brisk and customers are reacting enthusiastically to our new merchandise, especially our holiday-related offerings. The significant same store sales gains at Icing by Claire’s have now been registered for three consecutive months. Those customers are clearly excited about our revitalized merchandise offerings and are helping us to drive strong comps. We remain confident that the fourth quarter will be another strong quarter for Claire’s Stores.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
August	$87,620	$77,917	13%	8%
September	$93,911	$82,429	14%	7%
October	$81,977	$69,621	18%	10%
November	$91,368	$81,573	12%	6%
Year to Date	$859,652	$760,629	13%	7%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of November 1, 2003, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Ira Kaplan, Senior Vice President and CFO

Phone (954) 433-3900, Fax: (954) 433-3999 or Email: ira.kaplan@claires.com